THE POLLUTION CONTROL FINANCING AUTHORITY OF SALEM COUNTY

REOFFERING AGREEMENT

$4,400,000
Pollution Control Revenue Refunding Bonds,
1997 Series B
(Atlantic City Electric Company Project)
Due April 15, 2014

This is a Reoffering Agreement dated June 23, 2009 between Atlantic City Electric Company (the “Company”) and Morgan Stanley & Co. Incorporated (“Morgan Stanley”), in its capacity as Remarketing Agent under the Remarketing Agreement hereinafter referred to.

SECTION 1.	BACKGROUND.

(a) The Pollution Control Financing Authority of Salem County (the “Authority”) issued $4,400,000 of its Pollution Control Revenue Refunding Bonds, 1997 Series B (Atlantic City Electric Company) (the “Bonds”) on July 30, 1997.  The proceeds of the Bonds were used to refund $4,400,000 aggregate principal amount of the Authority’s Pollution Control Revenue Bonds of 1987, Series A (Atlantic City Electric Company Project), the proceeds of which were used to finance the Company’s respective 5% and 7.41% undivided ownership interests in certain air or water pollution control facilities and/or sewage or solid waste disposal facilities at the Hope Creek Generating Station, and the Salem Generating Station, both of which are electric power plants located in Salem County, New Jersey.

(b) The Bonds were issued pursuant to a Trust Indenture, dated as of July 1, 1997 (the “Original Indenture”), between the Authority and The Bank of New York Mellon, as successor trustee (the “Trustee”).  The Authority and the Trustee have entered into an Amended and Restated Trust Indenture, dated as of June 22, 2009, to amend and restate in its entirety the Original Indenture (the “Indenture”).  The Bonds are limited obligations of the Authority payable, except to the extent payable from Bond proceeds or investment earnings thereon, solely from and are secured solely by a pledge of, revenues received by the Authority under a Pollution Control Facilities Loan Agreement, dated as of July 1, 1997 (the “Original Loan Agreement”), between the Authority and the Company.  The Authority and the Company have entered into Amendment No. 1 to Pollution Control Facilities Loan Agreement, dated as of June 22, 2009, to amend the Original Loan Agreement (the Original Loan Agreement, as so amended, the “Loan Agreement”), such obligations being evidenced by a promissory note (the “Note”) of the Company previously delivered to the Trustee.

(c)   The Bank of New York Mellon (“BNY”) proposes to issue and deliver to the Trustee an irrevocable, direct-pay Letter of Credit relating to the Bonds (the “Letter of Credit”), which will permit the Trustee to draw upon such Letter of Credit for the payment of the principal or redemption price of, and interest on, the Bonds pursuant to the terms and subject to the conditions set forth in the Indenture and in a Letter of Credit and Reimbursement Agreement, to be dated on or about June 24, 2009, by and between BNY and the Company (the “Reimbursement Agreement”).

(d)           The Company and Morgan Stanley have heretofore entered into the Remarketing Agreement, dated as of July 30, 1997 (the “Original Remarketing Agreement”), pursuant to which Morgan Stanley undertook the duties and responsibilities of remarketing agent under the Indenture and the Remarketing Agreement (Morgan Stanley, in its capacity of such remarketing agent, the “Remarketing Agent”).  The Original Remarketing Agreement has been amended by Amendment No. 1 to Remarketing Agreement, dated as of June 22, 2009 (the Original Remarketing Agreement, as so amended, the “Remarketing Agreement”).

(e)           The Company acknowledges that the Remarketing Agent will remarket the Bonds in an offering in reliance on the representations, warranties, covenants and indemnities herein set forth.  A reoffering circular, dated June 16, 2009, including the Appendices thereto and all documents incorporated therein by reference, will be distributed in connection with the remarketing of the Bonds.  The reoffering circular, as it may be amended or supplemented, including the Appendices thereto (collectively, the “Appendix”), and all documents incorporated therein by reference is collectively referred to as the “Reoffering Circular.”

(f)           The Remarketing Agent shall not incur any liability to the Company for its actions as Remarketing Agent pursuant to the terms hereof or of the Indenture except for (i) its gross negligence or willful misconduct and (ii) the liabilities for which the Remarketing Agent has agreed to indemnify the Company and others pursuant to Section 5(a)(ii) hereof.

SECTION 2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

(a)     The financial statements of the Company and its subsidiary contained or incorporated by reference in the Appendix to the Reoffering Circular present fairly the financial position of the Company as of the dates indicated and the results of its operations for the periods specified; such financial statements have been prepared in conformity with United States generally accepted accounting principles consistently applied (except as stated therein) with respect to the periods involved; the financial statement schedule incorporated by reference in Appendix A presents fairly the information required to be stated therein; and the other financial data incorporated by reference in Appendix A, if it includes any non-GAAP financial measure, comply as of the date hereof, and as of the Closing Time (as hereinafter defined) will comply, in all material respects with the requirements of paragraph (e) of Item 10 of Regulation S-K.

(b)     PricewaterhouseCoopers LLP, which audited certain of the financial statements incorporated by reference into the Appendix are independent public accountants as required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the regulations promulgated thereunder.

(c)     The Reoffering Circular does not, and, at the Closing Time, the Reoffering Circular will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that (i) none of the representations and warranties in this paragraph (c) shall apply to any statements in or omissions from the Reoffering Circular made in reliance upon and in conformity with information furnished in writing to the Company by the Remarketing Agent, the Authority or BNY expressly for use therein, to the information contained under the headings “THE AUTHORITY” and “TAX MATTERS,” or to the information in Appendices B and C.

(d)     The documents specified in Appendix A as being incorporated by reference therein, when they were filed with the Securities and Exchange Commission (the “Commission”), complied in all material respects with the applicable provisions of the Exchange Act and the regulations promulgated thereunder and any documents that are deemed incorporated by reference after the date hereof and prior to the termination of the remarketing of the Bonds, when they are filed with the Commission, will comply in all material respects with the applicable provisions of the Exchange Act and the regulations promulgated thereunder.

(e)     The Company hereby confirms the representations, warranties, covenants and agreements on the part of the Company in the Loan Agreement.  All information supplied in writing by the Company to Parker McCay P.A. and/or Ballard Spahr Andrews & Ingersoll, LLP and designated as being for use by either or both of such firms to render any of its opinions with respect to the Bonds (or any predecessor bonds of the Authority refunded directly or indirectly by the Bonds), was when supplied, and, considered collectively, is at the date hereof, true, accurate, correct and complete in all material respects.

(f)     There is no action, suit, proceeding, inquiry or investigation at law or in equity or before or by any public board or body pending to which the Company is a party or, to the knowledge of the Company, threatened against or affecting the Company, wherein the decision, ruling or finding would (i) have a material adverse effect on the transactions contemplated by this Reoffering Agreement or the Reoffering Circular or have a material adverse effect on the validity or enforceability of the Bonds or this Reoffering Agreement or (ii) except as set forth in the Reoffering Circular, have a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Company and its subsidiary, considered as one enterprise, whether or not arising in the ordinary course of business (a “Material Adverse Effect”).

(g)     Since April 1, 2008, the Company has filed timely all reports and all definitive proxy and information statements required to be filed by the Company with the Commission pursuant to the Exchange Act and the regulations thereunder; the Company is an indirect, wholly-owned subsidiary of Pepco Holdings, Inc., a Delaware corporation (“PHI”).

(h)     The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of New Jersey with all corporate power and other authority, including franchises, necessary to own or lease its properties and conduct its business and enter into this Reoffering Agreement and the transactions contemplated by the Reoffering Circular.  The Company is qualified to do business as a foreign corporation in all other states and jurisdictions wherein the nature of the business transacted by the Company or its ownership or leasing of properties requires such qualification, except to the extent where a failure to so qualify would not constitute a Material Adverse Effect.

(i)     The Company has no “significant subsidiaries” as defined in Rule 1-02 of Regulation S-X.

(j)     The authorized, issued and outstanding capital stock of the Company is as set forth in the Reoffering Circular. The shares of issued and outstanding capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable and are owned by Conectiv, a Delaware corporation wholly-owned by PHI; none of the outstanding shares of capital stock of the Company was issued in violation of the preemptive or other similar rights of any securityholder of the Company.

(k)     Since the respective dates as of which information contained in the Reoffering Circular is given, and except as set forth therein or contemplated thereby, there has not been any material adverse change in, the business, condition (financial or otherwise) or results of operations of the Company and its subsidiary, considered as one enterprise, whether or not arising in the ordinary course of business (such change, a “Material Adverse Change”).

(l)     Prior to the original issuance of the Bonds, the Company filed with the State of New Jersey Board of Public Utilities (“BPU”) an application and any necessary amendment or amendments thereto, and obtained from the BPU an appropriate order authorizing the borrowing from the Authority of the proceeds from the sale of the Bonds pursuant to the Loan Agreement and the transactions related thereto and the Company has complied with all terms and conditions contained in such order.  The Company is not required to obtain any other consents, approvals or authorizations in connection with the transactions contemplated in the Reoffering Circular.

(m)     This Reoffering Agreement, the Loan Agreement, the Note and the Remarketing Agreement and the Reimbursement Agreement have been duly authorized, executed and delivered by the Company, and the Loan Agreement and the Note each constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. At the Closing Time, the Reimbursement Agreement will have been duly authorized, executed and delivered by the Company and will constitute a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(n)     The sale of the Bonds will not be subject to any New Jersey issuance, transfer or other documentary stamp taxes.

(o)     The Company is in compliance with all previous undertakings made by it pursuant to Section (b)(5)(i) of Rule 15c2-12 of the Commission (“Rule 15c2-12”) under the Exchange Act.

(p)     The descriptions of the Bonds (except for information relating to the status of interest on the Bonds for tax purposes), the Indenture, the Loan Agreement, the Letter of Credit and the Reimbursement Agreement in the Reoffering Circular are accurate in all material respects.

(q)     The Company is not in violation of its articles of incorporation or by-laws or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company is a party or by which it may be bound, or to which any of the property or assets of the Company is subject (collectively, “Agreements and Instruments”) except for such defaults as have not resulted, and are not reasonably expected to result, in a Material Adverse Effect; and the execution, delivery and performance of this Reoffering Agreement and the consummation of the transactions contemplated herein (including the remarketing of the Bonds) and compliance by the Company with its obligations hereunder and under the Indenture, the Loan Agreement and the Remarketing Agreement do not and will not, and the execution, delivery and performance of the Reimbursement Agreement and compliance by the Company with its obligations thereunder will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event under, or result in the creation or imposition of any lien upon any property or assets of the Company pursuant to, the Agreements and Instruments (except for such conflicts, breaches, defaults or liens as would not result in a Material Adverse Effect), nor will such action result in any violation of the provisions of the articles of incorporation or bylaws of the Company or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any of its assets, properties or operations.  As used herein, a “Repayment Event” means any event or condition that gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company.

(r)     No labor dispute with the employees of the Company exists or, to the knowledge of the Company, is imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its principal suppliers, manufacturers, customers or contractors, which, in either case, could reasonably be expected to result in a Material Adverse Effect.

(s)     The Company possesses such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by it and is in compliance with the terms and conditions of all such Governmental Licenses, except (a) as disclosed in the Reoffering Circular or (b) where the failure so to possess any such Governmental License or to comply therewith would not, singly or in the aggregate, have a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not have a Material Adverse Effect; and the Company has not received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses, the revocation or modification of which would, singly or in the aggregate, result in a Material Adverse Effect.

(t)     Any leases material to the business of the Company, and under which the Company holds properties described in the Reoffering Circular, are in full force and effect, and the Company has no notice of any claim of any sort asserted by anyone adverse to the rights of the Company under any such leases, or affecting or questioning the rights of the Company to the continued possession of the leased premises under any such lease, that, if the subject of an adverse decision, ruling or finding, would have a Material Adverse Effect.

(u)     The Company is not, and upon the sale of the Bonds as herein contemplated and the application of the net proceeds therefrom will not be, an “investment company” or an entity “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

(v)     Except as described in the Reoffering Circular or except as would not, singly or in the aggregate, result in a Material Adverse Effect, (A) the Company is not in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (B) the Company has all permits, authorizations and approvals required under any applicable Environmental Laws and is in compliance with their requirements, (C) there are no pending, or to the knowledge of the Company, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company and (D) to the knowledge of the Company, there are no events or circumstances that could reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company relating to Hazardous Materials or Environmental Laws.

(w) (i) The Company has established and maintains the following:

(A) a system of “internal accounting controls” as contemplated in Section 13(b)(2)(B) of the Exchange Act (the “Accounting Controls”);

(B) “disclosure controls and procedures” as such term is defined in Rule 13a-15(e) under the Exchange Act (the “Disclosure Controls”); and

(C) “internal control over financial reporting” as such term is defined in Rule 13a-15(f) under the Exchange Act (the “Reporting Controls” and, together with the Accounting Controls and the Disclosure Controls, the “Internal Controls”);

(ii) The Internal Controls are evaluated by the Company periodically as appropriate and, in any event, as required by law;

(iii) Based on the most recent evaluations of the Accounting Controls, the Accounting Controls perform the functions for which they were established in all material respects;

(iv) As of the most recent date as of which the effectiveness of the design and operation of the Disclosure Controls were evaluated by the Company, the Disclosure Controls were effective to provide reasonable assurance that material information relating to the Company and its subsidiary that is required to be disclosed in reports filed with, or submitted to, the Commission under the Exchange Act (I) is recorded, processed, summarized and reported within the time periods specified by the Commission rules and forms and (II) is accumulated and communicated to management, including its chief executive officer and chief financial officer, as appropriate, to allow timely decisions regarding required disclosure;

(v) As of December 31, 2008 (the most recent date as of which the Reporting Controls were evaluated by the Company), the Reporting Controls were effective based on criteria established in Internal Control–Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission; and

(vi) Since the respective dates as of which the Internal Controls were last evaluated, nothing has come to the attention of the Company that has caused the Company to conclude that (I) the Accounting Controls do not perform the functions for which they were established in all material respects or (II) the Disclosure Controls or the Reporting Controls are not effective (within the meaning of the evaluation standards identified above).

(x)     The Company is in compliance in all material respects with the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Commission that have been adopted thereunder, all to the extent that such Act and such rules and regulations are applicable to the Company.

(y)     All representations, warranties and agreements of the Company shall survive delivery of the Bonds to the Remarketing Agent regardless of any investigations made by the Remarketing Agent or on its behalf.

SECTION 3.	REMARKETING AND CLOSING.

(a)     On the basis of the representations, warranties, covenants and indemnities contained herein and in the other agreements referred to herein and subject to the terms and conditions set forth herein, the Remarketing Agent will use its best efforts to remarket the Bonds in accordance with the Indenture for an amount equal to 100% of the principal amount of the Bonds.

(b)     The Closing of the transactions contemplated herein shall be held in Washington, D.C. at the offices of Covington & Burling LLP at 1201 Pennsylvania Avenue, NW, Washington, DC 20004, or at such other place as the Company and the Remarketing Agent shall mutually agree upon in writing, at 10:00 A.M., New York City time, on the first business day after the date hereof (the “Closing Date,” and the hour and date of closing is herein called the “Closing Time.”)

(c)     In connection with the remarketing of the Bonds, the Company shall pay the Remarketing Agent at the Closing Time a fee in the amount of $22,000, plus reasonable out-of-pocket expenses.  Such fee shall be paid by wire transfer in immediately available funds to Morgan Stanley & Co. Incorporated.  The Company and the Remarketing Agent acknowledge and agree that no additional fee shall be owing to the Remarketing Agent in connection with the remarketing of the Bonds under Section 7 of the Remarketing Agreement.

SECTION 4.	CONDITIONS TO CLOSING.

(a)     The Remarketing Agent’s obligations hereunder are subject to the accuracy, as of the date of this Reoffering Agreement and as of the Closing Time, of the representations and warranties of the Company contained in Section 2 hereof and in all certificates of officers of the Company delivered pursuant to the provisions hereof, to the performance by the Company of its covenants and other obligations hereunder to be performed at or prior to the Closing Time, and to the following further conditions:

(i) The Indenture, the Loan Agreement, the Remarketing Agreement and the Reimbursement Agreement shall have been duly executed and delivered in the forms heretofore approved by the Remarketing Agent and the Remarketing Agent shall have received executed originals or copies thereof.

(ii) At the Closing Time, the Remarketing Agent shall have received:

(A) The opinion or opinions, dated the Closing Date, of (i) Parker McCay P.A., Bond Counsel, covering the matters set forth in Exhibit A-1 and Exhibit A-2 hereto, (ii) Ballard Spahr Andrews & Ingersoll, LLP, Special Tax Counsel covering the matters set forth in Exhibit B hereto, (iii) Kirk J. Emge, Esq., General Counsel of the Company, and Philip J. Passanante, counsel for the Company, covering the matters set forth in Exhibit C and Exhibit D hereto, respectively, (iv) Covington & Burling LLP, special counsel to the Company, covering the matters set forth in Exhibit E hereto, (v) Pillsbury Winthrop Shaw Pittman LLP, counsel to BNY, covering the matters set forth in Exhibit F hereto, and (vi) Dewey & LeBoeuf LLP, counsel to the Remarketing Agent; and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters;

(B) A certificate, reasonably satisfactory in form and substance to the Remarketing Agent, of the Chairman, the President, any Senior Vice President, any Vice President, the Treasurer or any Assistant Treasurer of the Company, dated as of the Closing Date, to the effect that, to the best of his or her knowledge: (i) since the respective dates as of which information contained in the Reoffering Circular is given, and except as set forth in or contemplated by the Reoffering Circular or a document incorporated by reference therein, there has not been any Material Adverse Change; (ii) the Company has duly performed all of its obligations under such agreements to be performed at or prior to the Closing Time; and (iii) each of the representations and warranties of the Company contained in the Reoffering Agreement is true and correct as of the Closing Time;

(C) Evidence, reasonably satisfactory to the Remarketing Agent, to the effect that Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc. (“S&P”), shall have given the Bonds a rating of “A-1+” and Moody’s Investors Service, Inc. (“Moody’s”) shall have given the Bonds a rating of “VMIG-1”;

(D) A letter from PricewaterhouseCoopers LLP, dated as of the date of this Reoffering Agreement, in form and substance reasonably satisfactory to the Remarketing Agent and a bringdown with respect to such letter dated the Closing Date;

(E) A certificate, reasonably satisfactory in form and substance to the Remarketing Agent, of BNY, regarding Appendix C to the Reoffering Circular; and

(F) Such additional certificates and other documents as the Remarketing Agent may reasonably request to evidence performance of or compliance with the covenants, agreements, representations and warranties of this Reoffering Agreement and the transactions contemplated hereby or by the Reoffering Circular, all such certificates and other documents to be reasonably satisfactory in form and substance to the Remarketing Agent and its counsel, Dewey & LeBoeuf LLP.

(b)     The Remarketing Agent shall have the right to terminate its obligation hereunder to remarket the Bonds (and such termination shall not constitute a default for purposes of Section 6 hereof) by notifying the Company in writing of its election to do so between the date hereof and the Closing Time, if at any time hereafter and prior to the Closing Time:

(i) legislation shall be passed by the House of Representatives or the Senate of the Congress of the United States, or favorably reported for passage to either the House of Representatives or the Senate by any committee of either such body to which such legislation shall have been referred for consideration, a decision by a court established under Article III of the Constitution of the United States or the Tax Court of the United States shall be rendered, or a ruling, regulation or order of the Treasury Department of the United States or the Internal Revenue Service shall be made or proposed, in any case having the purpose or effect of imposing federal income taxation, or any other event shall have occurred which results in the imposition of federal income taxation, upon revenues or other income of the general character to be derived by the Authority from the Loan Agreement, or upon interest received on obligations of the general character of the Bonds, which, in the Remarketing Agent’s opinion, might materially and adversely affect the market price of the Bonds, or the market price generally of obligations of the general character of the Bonds, or would make it impracticable to market the Bonds on the terms and in the manner contemplated in the Reoffering Circular;

(ii) any legislation, ordinance, rule or regulation shall be enacted or adopted, or any order or declaration shall be issued, by any governmental body, department or agency in the State of New Jersey or in any other state in which the Company shall be doing business, or a decision by any court of competent jurisdiction within such states shall be rendered which, in the Remarketing Agent’s opinion, might materially and adversely affect the market price of the Bonds, or would make it impracticable to market the Bonds on the terms and in the manner contemplated in the Reoffering Circular;

(iii) a ruling, regulation or official statement by, or on behalf of, the Commission shall be issued or made to the effect that the issuance, offering or sale of the Bonds or obligations of the general character of the Bonds, as contemplated hereby or by the Reoffering Circular, is or would be in violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act or the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

(iv) legislation shall be passed by the House of Representatives or the Senate of the Congress of the United States of America, or favorably reported for passage to either the House of Representatives or the Senate by any committee of either such body to which such legislation shall have been referred for consideration, a decision by a court of the United States of America shall be rendered, or a ruling, regulation or official statement by or on behalf of the Commission or other governmental agency having jurisdiction of the subject matter shall be made or proposed, in any case to the effect that the Bonds, or obligations of the general character of the Bonds, are not exempt from registration, qualification or other requirements of the Securities Act, the Exchange Act or the Trust Indenture Act;

(v) the information contained or incorporated by reference in the Reoffering Circular shall be untrue or incorrect in any material respect, shall contain any untrue or misleading statement of a material fact, or shall omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading;

(vi) legislation shall be enacted by any legislative body which would adversely affect the exemption of interest on the Bonds from New Jersey income taxation;

(vii) additional material restrictions not in force as of the date hereof shall have been imposed upon trading in securities generally by any governmental authority or by any national securities exchange or any suspension of or limitation on trading in securities generally on any national securities exchange, or any suspension of trading of any securities of the Company in any such exchange or in the over-the-counter market or if there is a material disruption in securities settlement, payment or clearance services in the United States;

(viii) the New York Stock Exchange or other national securities exchange or any governmental authority shall impose, as to the Bonds or similar obligations, any material restrictions not now in force, or increase materially those now in force, with respect to the extension of credit by, or the charge to the net capital requirements of, underwriters;

(ix) a general banking moratorium shall have been established by federal, New York or New Jersey authorities;

(x) the Bonds shall not have been rated at least “A-1+” by S&P and “VMIG-1” by Moody’s;

(xi) an outbreak of hostilities or an escalation thereof, a declaration of war by Congress, another substantial calamity or crisis or another event or occurrence of a similar character shall have occurred, which, in the Remarketing Agent’s opinion, materially and adversely affects the market price of the Bonds or would make it impracticable to market the Bonds on the terms and in the manner contemplated in the Reoffering Circular; or

(xii) there shall have occurred any change in or affecting the business, properties, financial condition or results of operations of the Company from that set forth or incorporated by reference in the Reoffering Circular which, in the Remarketing Agent’s opinion, materially and adversely affects the investment quality or marketability of the Bonds.

SECTION 5.	COVENANTS.

(a) (i)           The Company will indemnify and hold harmless (A) the Remarketing Agent, any member, director, officer, official or employee of the Remarketing Agent, and each person, if any, who controls the Remarketing Agent within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and (B) the Authority, any director, officer, official or employee of the Authority and each person, if any, who controls the Authority within the meaning of Section 15 or Section 20 of the Exchange Act (collectively, the “Authority Indemnified Parties”), against any and all losses, claims, damages and liabilities whatsoever caused by any untrue or misleading statement or alleged untrue or misleading statement of a material fact contained in the Reoffering Circular, as it may be amended or supplemented, distributed in connection with the remarketing of the Bonds or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except insofar as such losses, claims, damages and liabilities shall have been caused by an untrue or misleading statement or omission or an alleged untrue or misleading statement or omission which shall have been based upon (X) with respect to the indemnification of the parties referred to in clause (A) above, information relating to the Remarketing Agent furnished to the Company in writing by the Remarketing Agent expressly for use therein and (Y) with respect to the indemnification of the Authority Indemnified Parties, information relating to the Authority furnished to the Company in writing by the Authority expressly for use therein.

(ii) The Remarketing Agent agrees to indemnify and hold harmless (A) the Company, any member, director, officer or employee, and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and (B) the Authority Indemnified Parties, against any and all losses, claims, damages and liabilities whatsoever caused by any untrue or misleading statement or alleged untrue or misleading statement of a material fact contained in the Reoffering Circular, as it may be amended or supplemented, distributed in connection with the remarketing of the Bonds or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, in each case to the extent and only to the extent such untrue or misleading statement or alleged untrue or misleading statement or omission or alleged omission was made in any such documents in reliance upon, and in conformity with, information furnished to the Company in writing by the Remarketing Agent expressly for use in the Reoffering Circular or any amendment or supplement thereto.

(iii) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity is required  pursuant to any of the two preceding paragraphs, such person (hereinafter called the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (hereinafter called the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding.  In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such indemnified party shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  It is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to local counsel) for all such indemnified parties, unless representation of more than one indemnified party by the same counsel would be inappropriate due to actual or potential differing interests between them, and that all such fees and expenses shall be reimbursed as they are incurred.  In the event of such a conflict, such firm shall be designated in writing (x) by the Remarketing Agent in the case of parties indemnified pursuant to (a)(i)(A) of this Section 5, (y) by the Authority in the case of the Authority Indemnified Parties and (z) by the Company in the case of parties indemnified pursuant to (a)(ii) of this Section 5.  The indemnifying party shall not be liable for any settlement of any proceeding effected without its prior written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment.  Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses contemplated by the third sentence of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after the receipt by the indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party for the fees and expenses to which such indemnified party is entitled hereunder in accordance with such request prior to the date of such settlement.  No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

(iv) If the indemnification provided for in (a)(i)(A) or (a)(ii)(A) of this Section 5 is unavailable to an indemnified party under such paragraph, in respect of any losses, claims, damages or liabilities referred to therein, then the indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Remarketing Agent, from the remarketing and sale of the Bonds or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Remarketing Agent in connection with the statements or omissions which resulted in such losses, claims, damages and liabilities, as well as any other relevant equitable considerations.  The relative benefits received by the Company and the Remarketing Agent shall be deemed to be in the same proportion as the total net proceeds from the remarketing and sale of the Bonds (before deducting expenses) received by the Company bear to the total commissions received by the Remarketing Agent in connection therewith.  The relative fault of the Company, and the Remarketing Agent shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading relates to information supplied by the Company or by the Remarketing Agent and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Remarketing Agent agree that it would not be just and equitable if contribution were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above.  The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim.  Notwithstanding the provisions of this Section, the Remarketing Agent shall not be required to contribute any amount in excess of the amount by which the total price at which the Bonds were remarketed and distributed to the public exceeds the amount of any damages that the Remarketing Agent has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(v) The indemnity and contribution agreements contained in this Section 5 and the representations and warranties of the Company shall remain operative and in full force and effect regardless of (i) any termination of this Reoffering Agreement, (ii) any investigation made by or on behalf of the Company or the Remarketing Agent, their respective officers or directors or any other person controlling the Company or the Remarketing Agent and (iii) sale and delivery of any of the Bonds.

(vi) The provisions of this Section 5 shall inure to the benefit of the Authority Indemnified Parties as third party beneficiaries.

(b)     The Company hereby authorizes the use by the Remarketing Agent of the Reoffering Circular and the information contained therein in connection with the remarketing and sale of the Bonds.  The Company will promptly notify the Remarketing Agent of any Material Adverse Change occurring before the Closing Date or until distribution of the Bonds is complete which would require a change in the Reoffering Circular (including the Appendix) in order to make the statements therein, in light of the circumstances under which they were made, not misleading in connection with the sale of the Bonds.  After such notification, if, in the opinion of the Company, the Remarketing Agent or counsel for the Remarketing Agent, a change would be required in the Reoffering Circular in order to make the statements therein, in light of the circumstances under which they were made, true and not misleading, then such change will be made in the Reoffering Circular and the Company will supply copies of the Reoffering Circular as so amended to the Remarketing Agent for distribution.  The Company may deem the distribution of the Bonds to be complete on the Closing Date unless otherwise notified by the Remarketing Agent on or prior to such date.  The Company will provide to the Remarketing Agent not less than two business days after the date hereof, such number of copies of the Reoffering Circular as the Remarketing Agent shall request for distribution to purchasers of the Bonds.

(c)     The Company will advise the Remarketing Agent promptly of the institution of any legal or regulatory proceedings prior to the Closing Time affecting the transactions contemplated by this Reoffering Agreement.

(d)     At or prior to the Closing Time, the Company will furnish or cause to be furnished to the Remarketing Agent to the extent not publicly available, copies of the Indenture and the Loan Agreement and all amendments and supplements to such documents, in each case as soon as available and in such quantities as the Remarketing Agent may reasonably request.

(e)     At any time prior to the Closing Time, the Company shall have the right to require, and shall have the right of prior approval of, any amendment or supplement to the Reoffering Circular.

SECTION 6.	PAYMENT OF EXPENSES.

Whether or not the Bonds are remarketed, the Remarketing Agent shall be under no obligation to pay expenses incident to the transactions contemplated hereby. All reasonable expenses and costs to effect the remarketing of the Bonds (including, without limitation, the Remarketing Agent’s commissions and out-of-pocket expenses, the reasonable fees and disbursements of Parker McCay P.A., the reasonable fees and disbursements of Puma, Telsey & Rhea, P.A., the reasonable fees and disbursements of Ballard Spahr Andrews & Ingersoll, LLP, the reasonable fees and disbursements of Dewey & LeBoeuf LLP, the expenses and costs for the preparation, printing, photocopying, execution and delivery of the Reoffering Circular, the Indenture, the Loan Agreement, the Remarketing Agreement, the Reimbursement Agreement, this Reoffering Agreement and all other agreements and documents contemplated hereby, as well as all accountants’ fees, rating agency fees and all trustee fees) shall be paid by the Company.  Nothing in this Section 6 shall limit the right of the Company to refrain from paying, or from proceeding against the Remarketing Agent with respect to, such costs and expenses if the Remarketing Agent shall have defaulted hereunder.

SECTION 7.	SCOPE OF REOFFERING AGREEMENT AND REMARKETING AGREEMENT.

(a)     This Reoffering Agreement shall relate only to the remarketing specifically contemplated herein to be consummated at the Closing Time and shall not relate to ordinary remarketing activities to be conducted by the Remarketing Agent after the Closing Time in accordance with the provisions of the Indenture and the Remarketing Agreement.

(b)     The Remarketing Agreement shall remain in effect and shall apply to ordinary remarketing activities to be conducted by the Remarketing Agent after the Closing Time in accordance with the provisions of the Indenture and such Remarketing Agreement.

SECTION 8.	NOTICE.

Any notice or other communication to be given hereunder will be in writing and mailed or delivered to:

The Company:

Atlantic City Electric Company 701 Ninth Street, N.W. Washington, D.C. 20068 Attention: Treasurer

The Remarketing Agent:

Morgan Stanley & Co. Incorporated 1221 Avenue of the Americas, 30th Floor New York, New York 10020 Attention: Francis J. Sweeney

The Authority:

The Pollution Control Financing Authority of Salem County 94 Market Street Salem, New Jersey 08079 Attention: Chairman

with a copy to: Puma, Telsey & Rhea, P.A. 107 West Broadway Salem, New Jersey 08079 Attention: David J. Puma, Esquire

SECTION 9.	APPLICABLE LAW.

This Reoffering Agreement shall be governed by, and interpreted under, the laws of the State of New York.

SECTION 10.	EXECUTION OF COUNTERPARTS.

This Reoffering Agreement may be executed in several counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same document.

SECTION 11.	SEVERABILITY.

If any clause, provision or section hereof shall be ruled invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections hereof.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the Company and the Remarketing Agent, intending to be legally bound, have caused their duly authorized representatives to execute and deliver this Reoffering Agreement as of the date first written above.

ATLANTIC CITY ELECTRIC COMPANY

By:	/s/ KEVIN M. McGOWAN
Name: Kevin M. McGowan
Title: Vice President and Treasurer

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ KAYNAZ ROKHSAR
Name: Kaynaz Rokhsar
Title: Vice President

Exhibit A-1

[LETTERHEAD OF PARKER MCCAY P.A.]

June 24, 2009

The Pollution Control Financing Authority	Morgan Stanley & Co. Incorporated
of Salem County	1221 Avenue of the Americas, 30th Floor
94 Market Street	New York, New York 10020
Salem, New Jersey

RE:	$[___________] THE POLLUTION CONTROL FINANCING AUTHORITY OF SALEM COUNTY – POLLUTION CONTROL REVENUE REFUNDING BONDS, 1997 SERIES [ ] (ATLANTIC CITY ELECTRIC COMPANY PROJECT)

Ladies and Gentlemen:

We have acted as Bond Counsel in connection with the delivery of an irrevocable, direct-pay Letter of Credit (“Letter of Credit”) issued by The Bank of New York Mellon (“Bank”) and the remarketing of $[___________] aggregate principal amount of Pollution Control Revenue Refunding Bonds, 1997 Series [__] (Atlantic City Electric Company Project), originally dated July 30, 1997 (“Series [__] Bonds”), of The Pollution Control Financing Authority of Salem County (“Authority”), which Series [__] Bonds were issued pursuant a Trust Indenture, dated as of July 1, 1997 (“Original Indenture”), as amended and restated in its entirety by an Amended and Restated Trust Indenture, dated as June 22, 2009 (“Amended and Restated Indenture” and, together with the Original Indenture, the “Indenture”), between the Authority and The Bank of New York Mellon (as successor to Summit Bank), as trustee (“Trustee”).

The Series [__] Bonds are being remarketed pursuant to the Indenture and a Reoffering Agreement, dated June 23, 2009 (“Reoffering Agreement”), between the Company and Morgan Stanley & Co. Incorporated, as remarketing agent.  This opinion is being delivered pursuant to Section 4(a)(ii)(A)(i) of the Reoffering Agreement.  Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Indenture.

In our capacity as Bond Counsel to the Authority, we have examined such documents, agreements and proceedings related to the Series [__] Bonds as we deemed necessary to enable us to express the opinions set forth below, including, inter alia: original or certified copies of: (i) the Resolution of the Authority adopted on June 9, 2009 authorizing, approving, acknowledging and consenting, as applicable to, inter alia, (a) the termination of the Standby Agreement (as hereinafter defined), (b) the execution and delivery of the Amended and Restated Indenture, (c) the execution and delivery of the Loan Agreement Amendment (as hereinafter defined), (d) the cancellation of the Policy (as hereinafter defined), (e) the execution and delivery of the Cancellation Agreement (as hereinafter defined), (f) the delivery of the Letter of Credit and (g) the remarketing of the Series [__] Bonds (items (a) through (g) are collectively referred to herein as the “Transaction”); (ii) the Indenture; (iii) the Pollution Control Facilities Loan Agreement,

A-1-1

Pollution Control Financing
Authority of Salem County, et al.
June 24, 2009

dated as of July 1, 1997, between the Authority and the Company (“Original Loan Agreement”), as amended and supplemented by Amendment No. 1 to Pollution Control Facilities Loan Agreement, dated as of June 22, 2009 (“Loan Agreement Amendment” and together with the Original Loan Agreement, the “Loan Agreement”); (iv) the Financial Guaranty Insurance Policy issued by MBIA Insurance Corporation (“Insurer”) insuring the payment of the principal of and interest on the Series [__] Bonds (“Policy”); (v) the Standby Bond Purchase Agreement, dated as of July 30, 1997 (“Standby Agreement”), among the Company, the banks party thereto and The Bank of New York Mellon (formerly The Bank of New York), as agent (“Agent”); (vi) the executed consents from the Company, the Agent and the Insurer attached to the Amended and Restated Indenture agreeing and consenting to the cancellation of the Policy; (vii) the Cancellation Agreement, dated June 22, 2009, by and among the Authority, the Insurer and the Company, pursuant to which the Policy shall be cancelled; (viii) the New Jersey Pollution Control Financing Law, constituting Chapter 376 of the Pamphlet Laws of 1973, approved January 9, 1974, as amended (“Act”), the Constitution of the State of New Jersey (“State”) and such statutes and other applicable federal and State law as we deem necessary; and (ix) such other opinions, agreements, proceedings, certificates, records, approvals, resolutions and documents as to various matters with respect to the Transaction as we have deemed necessary.  As to certain matters of fact, we have relied upon the representations of the Authority and the Company, and where we have deemed appropriate, representations or other certifications of public officials.

In addition, in rendering the opinions set forth below, we have assumed the due authorization, execution and delivery of the Indenture by the Trustee, the Loan Agreement Amendment by the Company, the Cancellation Agreement by the Insurer and the Company, and the Letter of Credit by the Company and the Bank.  With respect to the opinion provided in numbered paragraph two (2) below, we have exclusively relied on the matters of fact and law set forth in the legal opinion of the Company’s Special Tax Counsel, Ballard Spahr Andrews & Ingersoll, LLP, Philadelphia, Pennsylvania, of even date herewith and attached hereto.

Based upon and subject to the foregoing, we are of the following opinion:

1.           The Amended and Restated Indenture and the Loan Agreement Amendment have each been duly and lawfully authorized by the Authority, are in full force and effect and constitute the valid and binding obligations of the Authority enforceable against the Authority in accordance with their respective terms and no other authorization for the Amended and Restated Indenture or the Loan Agreement Amendment is required.

2.           The Transaction will not, in and of itself, adversely affect the exclusion from gross income for purposes of federal income taxation of interest on the Series [__] Bonds.

A-1-2

Pollution Control Financing
Authority of Salem County, et al.
June 24, 2009

It is understood the enforceability of the Indenture and the Loan Agreement may be subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditor’s rights heretofore or hereinafter enacted to the extent constitutionally applicable and that enforcement of the Indenture and the Loan Agreement may also be subject to the exercise of judicial discretion in appropriate cases.

Except as expressly stated above, we express no opinion regarding any federal income tax consequence arising with respect to the Series [__] Bonds.

The opinions expressed in the numbered paragraphs above are being rendered on the basis of federal law and the laws of the State, as presently enacted and construed, and we assume no responsibility to advise any party as to any changes in law or fact subsequent to the date hereof.

This is only an opinion letter and not a warranty or guaranty of the matters discussed above.

This opinion is solely for the use of the addressees in connection with the Transaction and, without our prior written consent, may not be quoted in whole or in part or otherwise referred to in any legal opinion, document or other report, and may not be furnished to any other person or entity without our prior written consent.  Without limiting the generality of the foregoing, this opinion may not be relied upon by any person or entity to whom it is not specifically addressed.

Very truly yours,

A-1-3

Exhibit A-2

[LETTERHEAD OF PARKER MCCAY P.A.]

June 24, 2009

Pollution Control Financing
Authority of Salem County
Salem, New Jersey

Morgan Stanley & Co. Incorporated
1221 Avenue of the Americas, 30th Floor
New York, New York  10020

Ladies and Gentlemen:

We have acted as Bond Counsel to The Pollution Control Financing Authority of Salem County (“Authority”) in connection with the delivery of an irrevocable, direct-pay Letter of Credit issued by The Bank of New York Mellon and the remarketing of $[___________] aggregate principal amount of Pollution Control Revenue Refunding Bonds, 1997 Series [__] (Atlantic City Electric Company Project), originally dated July 30, 1997 (“Series [__] Bonds”), of the Authority, which Series [__] Bonds were issued pursuant a Trust Indenture, dated as of July 1, 1997 (“Original Indenture”), as amended and restated in its entirety by an Amended and Restated Trust Indenture, dated as June 22, 2009 (“Amended and Restated Indenture” and, together with the Original Indenture, the “Indenture”), between the Authority and The Bank of New York Mellon (as successor to Summit Bank), as trustee.

The Series [__] Bonds are being remarketed pursuant to the Indenture and a Reoffering Agreement, dated June 23, 2009 (“Reoffering Agreement”), between the Company and Morgan Stanley & Co. Incorporated, as remarketing agent.  This opinion is being delivered pursuant to Section 4(a)(ii)(A)(i) of the Reoffering Agreement.  Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Indenture.

In our capacity as Bond Counsel to the Authority, we have examined such documents, records of the Authority, agreements, proceedings and other instruments related to the Series [__] Bonds as we deemed necessary to enable us to express the opinions set forth below, including the Reoffering Agreement and the Reoffering Circular dated June 16, 2009 (“Reoffering Circular”) distributed in connection with the remarketing of the Series [__] Bonds.  As to certain matters of fact, we have relied upon the representations of the Authority and the Company, and where we have deemed appropriate, representations or other certifications of public officials.  We do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Reoffering Circular except as expressly provided herein.

A-2-1

Pollution Control Financing
Authority of Salem County, et al.
June 24, 2009

Based upon and subject to the foregoing, we are of the following opinion:

1.           The descriptions and statements concerning, and summaries of provisions of, the Series [__] Bonds, the Agreement, the Note and the Indenture set forth under the captions entitled “THE BONDS (excluding any information under the subheadings “Special Consideration Relating to Variable Rate Demand Obligations” and “Book-Entry-Only System”)”, “THE AGREEMENTS AND THE NOTES” and “THE INDENTURES” fairly summarize the provisions of the documents or matters of law intended to be summarized therein; and the statements contained in the Reoffering Circular under the caption “TAX MATTERS” (except for the statements contained under the caption “Special Tax Considerations”) fairly summarize the provisions of the documents and the matters of law intended to be summarized therein.

The opinions expressed in the numbered paragraph above are being rendered on the basis of federal law and the laws of the State, as presently enacted and construed, and we assume no responsibility to advise any party as to any changes in law or fact subsequent to the date hereof.

This is only an opinion letter and not a warranty or guaranty of the matters discussed above.

This opinion is solely for the use of the addressees in connection with the consummation of the transactions contemplated by the Reoffering Circular and, without our prior written consent, may not be quoted in whole or in part or otherwise referred to in any legal opinion, document or other report, and may not be furnished to any other person or entity without our prior written consent.  Without limiting the generality of the foregoing, this opinion may not be relied upon by any person or entity to whom it is not specifically addressed.

Very truly yours,

A-2-2

Exhibit B

[BALLARD SPAHR ANDREWS & INGERSOLL, LLP LETTERHEAD]

June 24, 2009

Morgan Stanley & Co. Incorporated
1221 Avenue of the Americas
New York, NY  10020

Re:	The Pollution Control Financing Authority of Salem County, Pollution Control Revenue Refunding Bonds, 1997 Series A and B(Atlantic City Electric Company Project)

Ladies and Gentlemen:

We have acted as Special Tax Counsel to Atlantic City Electric Company (the “Company”) in connection with the reoffering of $18,200,000 aggregate principal amount of Pollution Control Revenue Refunding Bonds, 1997 Series A (Atlantic City Electric Company Project) and $4,400,000 aggregate principal amount of Pollution Control Revenue Refunding Bonds, 1997 Series B (Atlantic City Electric Company Project) (collectively, the “Bonds”) issued by The Pollution Control Financing Authority of Salem County.  At your request, we are delivering this letter to you.

We have reviewed the statements contained in the Reoffering Circular relating to the Bonds dated June 16, 2009 (the “Reoffering Circular”) under the heading captioned “TAX MATTERS–Special Tax Considerations” and believe that such information is accurate.

Other than as set forth above, we express no opinion with respect to the accuracy, completeness, fairness or sufficiency of the Reoffering Circular, the statistical or financial data contained therein, or any appendices or attachments thereto.

The statements in this letter are predicated upon present laws, facts and circumstances, and we assume no affirmative obligation to update this letter if such laws, facts or circumstances change after the date hereof.

This letter is furnished by us solely for your benefit in connection with the remarketing of the Bonds and may not be relied upon by any other persons without our express permission.

Very truly yours,

B-1

Exhibit C

[ACE LETTERHEAD]

June 24, 2009

Morgan Stanley & Co. Incorporated
1221 Avenue of the Americas, 30th Floor
New York, New York  10020

Ladies and Gentlemen:

I am General Counsel of Atlantic City Electric Company (the “Company”) and am rendering this opinion pursuant to Section 4(a)(ii)(A)(iii) of the Reoffering Agreement, dated June 23, 2009 (the “Reoffering Agreement”), between the Company and Morgan Stanley & Co. Incorporated, as remarketing agent under the Indenture (as hereinafter defined), relating to the remarketing of $4,400,000 aggregate principal amount of Pollution Control Revenue Refunding Bonds, 1997 Series B (Atlantic City Electric Company Project) (the “Bonds”) of The Pollution Control Financing Authority of Salem County (the “Authority”).  Terms used herein and not defined have the meanings provided therefor in the Reoffering Agreement.

The Bonds were issued pursuant to a Trust Indenture, dated as of July 1, 1997 between the Authority and The Bank of New York Mellon, as successor trustee (the “Trustee”).  In connection with the remarketing of the Bonds, the Authority and the Trustee have entered into an Amended and Restated Trust Indenture, dated as of June 22, 2009 (the “Indenture”).  The Authority loaned the proceeds of the Bonds to the Company pursuant to a Pollution Control Facilities Loan Agreement, dated as of July 1, 1997, between the Authority and the Company (the “Original Loan Agreement”).  In connection with the remarketing of the Bonds, the Original Loan Agreement was amended by Amendment No. 1 to Pollution Control Facilities Loan Agreement, dated as of June 22, 2009 (the Original Loan Agreement, as so amended, the “Loan Agreement”).

In connection with the remarketing of the Bonds, The Bank of New York Mellon (the “Bank”) issued and delivered to the Trustee an irrevocable Letter of Credit  (the “Letter of Credit”), which permits the Trustee to draw upon such Letter of Credit for payment of the principal or purchase price of, and interest on, the  Bonds pursuant to the terms and subject to the conditions set forth in the Indenture and in a Letter of Credit and Reimbursement Agreement, dated as of June 24, 2009, by and between the Bank and the Company (the “Reimbursement Agreement”).

I, or my representatives, have reviewed:

(i)         the Reoffering Agreement;

(ii)         the Reoffering Circular dated June 16, 2009, including the Appendices thereto and the documents incorporated therein by reference (collectively, the “Reoffering Circular”), for the remarketing and sale of the Bonds;

June 24, 2009

(iii)                 the Loan Agreement;

(iv)                 a copy of the Pollution Control Note evidencing the Company’s obligation to repay the loan provided to the Company by the Authority under the Loan Agreement (the Note”);

(v)      the Indenture;

(vi)     a facsimile copy of the Bonds received by the Trustee;

(vii)     the Letter of Credit;

(viii)    the Reimbusement Agreement;

(ix)      the Remarketing Agreement for the Bonds, dated as of July 30, 1997, as amended by Amendment No. 1 to Remarketing Agreement, dated as of June 22, 2009 (the remarketing agreement, as so amended, the “Remarketing Agreement”); and

(x)     the Restated Certificate of Incorporation of the Company and its Amended and Restated By-Laws.

I, or my representatives, also have examined or caused to be examined originals, or copies that have been certified or otherwise identified to my or their satisfaction as being true copies, of such other instruments, certificates and other documents or records as I or they have deemed necessary or appropriate to enable me to render the opinions set forth below.  In my or my representatives’ review and examination, I or they have assumed the genuineness of all signatures, the authenticity of all documents submitted to me or them as originals, and the conformity to original documents of all documents submitted to me or them as copies. I have assumed that the Authority has duly authorized, executed and delivered the Loan Agreement and that the Loan Agreement is the valid and binding obligation of the Authority, enforceable against the Authority in accordance with its terms. I also have assumed that the Company has duly authorized, executed and delivered the Note.

Based on the foregoing, and subject to the reservations and limitations and exceptions set forth herein, I am of the opinion that:

1.           The Company is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.

2.           Each of the Loan Agreement, the Reimbursement Agreement, the Remarketing Agreement and the Reoffering Agreement has been duly authorized, executed and delivered by the Company.

June 24, 2009

3.           The Loan Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditor’s rights and to general equity principles. The Note constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditor’s rights and to general equity principles.

4.           The execution and delivery of the Loan Agreement, the Reimbursement Agreement, the Remarketing Agreement and the Reoffering Agreement, and performance by the Company of its obligations thereunder, do not and will not violate or constitute a default under (i) the Restated Certificate of Incorporation or the Amended and Restated By-Laws of the Company, (ii) any statute, governmental rule or regulation, or court order by which the Company or its property is bound, or (iii) any agreement, indenture, mortgage, lease, note or other obligation or instrument to which the Company is a party, excluding, in the case of (ii) or (iii) above, violations or defaults that would not have a Material Adverse Effect.

5.           Except for the authorization of the State of New Jersey Board of Public Utilities duly granted in its Docket No. EF97050362, dated June 30, 1997, which order remains in full force and effect, no approval or other action by any governmental authority or agency is required in connection with the execution and delivery of the Loan Agreement, the Remarketing Agreement and the Reoffering Agreement, and performance by the Company of its obligations thereunder.

6.           The Company holds valid and subsisting franchises, licenses and permits authorizing it to carry on the utility businesses in which it is engaged.

7.           The statements contained in the Reoffering Circular under the captions “THE BONDS,” “THE LETTERS OF CREDIT,” “THE AGREEMENTS AND THE NOTES” and “THE INDENTURES,” insofar as such statements constitute summaries of the provisions of the Indenture, the Letter of Credit, the Reimbursement Agreement and the Loan Agreement described therein, are accurate in all material respects and fairly summarize the matters referred to therein.

8.           The documents incorporated by reference in Appendix A to the Reoffering Circular (other than the financial statements, including the notes thereto, and financial schedules and other financial data included or incorporated therein, or omitted therefrom, as to which I express no opinion), when they were filed with the Securities and Exchange Commission (the “Commission”) complied as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended,  and the rules and regulations of the Commission thereunder.

The opinion set forth in paragraph 3 is subject to the following limitations and qualifications:

June 24, 2009

(a) I express no opinion as to:

(i) restrictions upon assignments of a party’s rights under the Loan Agreement; or

(ii) provisions requiring amendments and waivers to be in writing and provisions making notices effective even if not actually received.

(b) No opinion is being expressed herein on any provision relating to indemnification or contribution in connection with securities laws or relating to indemnification, conditions of exculpation in connection with willful, reckless, or criminal acts or negligence of the indemnified person or entity or the person or entity receiving indemnification or contribution.

In addition, I advise you that, I know of no action, suit, proceeding, inquiry or investigation at law or equity by a judicial or administrative court or agency, pending or threatened, against the Company, that is reasonably likely to have a Material Adverse Effect on (i) the validity or enforceability of the Loan Agreement, the Reimbursement Agreement, the Remarketing Agreement or the Reoffering Agreement or (ii) except as disclosed in the Reoffering Circular, the Company or its business.

Further, I am not passing upon and do not assume responsibility for the accuracy, completeness or fairness of the statements contained in the Reoffering Circular and make no representations that I have independently verified the accuracy, completeness or fairness of such statements, except insofar as such statements refer specifically to me.  However, based on my or my representatives’ examination of the Reoffering Circular, on my general familiarity with the affairs of the Company and on my or my representatives’ participation in conferences with officials and other representatives of, and other counsel for, the Company, with PricewaterhouseCoopers LLP, the independent accountants of the Company, and with your representatives and your counsel, nothing came to my attention in the course of such review which has caused me to believe that the Reoffering Circular as of its date contained, or as of the date hereof contains, any untrue statement of a material fact or omitted or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.   The foregoing statement is subject to the qualification that I do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Reoffering Circular (except as set forth in paragraph 7) and I am not expressing any opinion or belief on (i) the financial statements, including the notes thereto, the financial schedules and the other financial data included or incorporated by reference in the Reoffering Circular and (ii) any of the information in the following sections of the Reoffering Circular:

•	The sections of the Reoffering Circular headed:

o	“THE AUTHORITY,”

June 24, 2009

o	“THE BONDS --Book-Entry-Only System,” and

o	“TAX MATTERS” (or any other information in the Reoffering Circular relating to the status of interest on the Bonds for tax purposes).

•	The information included in Appendix B of the Reoffering Circular.

•	The information included in Appendix C of the Reoffering Circular.

I am a member of the Bar of the District of Columbia and the Bar of the State of Maryland, and I express no opinion herein as to any law other than the laws of the State of New Jersey, the Commonwealth of Pennsylvania and the federal law of the United States.  With respect to the laws of the State of New Jersey, I have relied on the opinion, dated the date hereof, of Philip J. Passanante, an employee of PHI Service Company, that is being delivered to your pursuant to Section 4(a)(ii)(A)(iii) of the Reoffering Agreement.  With respect to the laws of the Commonwealth of Pennsylvania, I have received advice, satisfactory to me, from Pennsylvania counsel admitted in such jurisdiction whom I deem fully competent to furnish such advice.

The opinions contained herein are rendered solely for your benefit and may not be relied on by any other person, except that I hereby authorize Dewey & LeBoeuf LLP, in connection with rendering its opinion to you on the date hereof relating to the remarketing of the Bonds, to rely on such opinions with respect to matters governed by the laws of the State of New Jersey and the Commonwealth of Pennsylvania.  The opinions expressed in this letter are limited to the matters set forth herein, and no opinion should be inferred beyond those opinions expressly stated.  I assume no obligation to advise you of any facts that come to my attention, or any changes in law, subsequent to the date hereof.

Very truly yours,

Kirk J. Emge

Exhibit D

[ACE LETTERHEAD]

June 24, 2009

Morgan Stanley & Co. Incorporated
1221 Avenue of the Americas, 30th Floor
New York, New York  10020

Ladies and Gentlemen:

I am an employee of PHI Service Company and I am authorized to provide legal services to its affiliate, Atlantic City Electric Company (the “Company”).  I am rendering this opinion pursuant to Section 4(a)(ii)(A)(iii) of the Reoffering Agreement, dated June 23, 2009 (the “Reoffering Agreement”), between the Company and Morgan Stanley & Co. Incorporated, as remarketing agent under the Indenture (as hereinafter defined), relating to the remarketing of $4,400,000 aggregate principal amount of Pollution Control Revenue Refunding Bonds, 1997 Series B (Atlantic City Electric Company Project) (the “Bonds”) of The Pollution Control Financing Authority of Salem County (the “Authority”).  Terms used herein and not defined have the meanings provided therefor in the Reoffering Agreement.

The Bonds were issued pursuant to a Trust Indenture, dated as of July 1, 1997, between the Authority and The Bank of New York Mellon, as successor trustee (the “Trustee”).  In connection with the remarketing of the Bonds, the Authority and the Trustee have entered into an Amended and Restated Trust Indenture, dated as of June 22, 2009 (the “Indenture”).  The Authority loaned the proceeds of the Bonds to the Company pursuant to a Pollution Control Facilities Loan Agreement, dated as of July 1, 1997, between the Authority and the Company (the “Original Loan Agreement”).  The Original Loan Agreement was amended by Amendment No. 1 to Pollution Control Facilities Loan Agreement, dated as of June 22, 2009 (the Original Loan Agreement, as so supplemented, the “Loan Agreement”).

In connection with the remarketing of the Bonds, The Bank of New York Mellon (the “Bank”) issued and delivered to the Trustee an irrevocable Letter of Credit  (the “Letter of Credit”), which permits the Trustee to draw upon such Letter of Credit for payment of the principal or purchase price of, and interest on, the  Bonds pursuant to the terms and subject to the conditions set forth in the Indenture and in a Letter of Credit and Reimbursement Agreement, dated as of June 24, 2009, by and between the Bank and the Company (the “Reimbursement Agreement”).

I have reviewed:

(i)         the Reoffering Agreement;

(ii)         the Loan Agreement;

June 24, 2009

(iii)                 the Indenture;

(iv)                 the Reimbursement Agreement;

(v) the Remarketing Agreement for the Bonds, dated as of July 30, 1997, as amended by Amendment No. 1 to Remarketing Agreement, dated as of June 22, 2009  (the remarketing agreement, as so amended, the “Remarketing Agreement”);

(vi)                 a copy of the Pollution Control Note evidencing the Company’s obligation to repay the loan provided to the Company by the Authority under the Loan Agreement (the “Note”); and

(vii)                 the Restated Certificate  of Incorporation of the Company and its Amended and Restated By-Laws.

I also have examined or caused to be examined originals, or copies that have been certified or otherwise identified to my satisfaction as being true copies, of such other instruments, certificates and other documents or records as I have deemed necessary or appropriate to enable me to render the opinions set forth below.  In my review and examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity to original documents of all documents submitted to me as copies.

I have assumed that the Loan Agreement and the Reoffering Agreement have been duly executed and delivered by the Company (except to the extent that the execution and delivery thereof is governed by the laws of the State of New Jersey). I have assumed that the Authority has duly authorized, executed and delivered the Loan Agreement and that the Loan Agreement is the valid and binding obligation of the Authority, enforceable against the Authority in accordance with its terms. I also have assumed that the Company has duly authorized, executed and delivered the Note.

Based on the foregoing, and subject to the reservations and limitations and exceptions set forth herein, I am of the opinion that:

1.           The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of New Jersey, with full corporate power to conduct the business now being conducted by it, to own and operate the properties used and useful in said business and to execute and deliver and to carry out and perform its obligations under the Loan Agreement, the Reimbursement Agreement, the Remarketing Agreement and the Reoffering Agreement.

2.           Each of the Loan Agreement, the Reimbursement Agreement, the Remarketing Agreement and the Reoffering Agreement has been duly authorized, executed and delivered by the Company.

3.           The Loan Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms,  subject to

June 24, 2009

bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditor’s rights and to general equity principles. The Note constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditor’s rights and to general equity principles.

4.           The execution and delivery of the Loan Agreement, the Reimbursement Agreement, the Remarketing Agreement and the Reoffering Agreement, and performance by the Company of its obligations thereunder, do not and will not violate or constitute a default under (i) the Restated Certificate of Incorporation or the Amended and Restated By-Laws of the Company or (ii) any statute, governmental rule or regulation, or court order by which the Company or its property is bound, excluding violations or defaults that would not have a Material Adverse Effect.

5.           Except for the authorization of the State of New Jersey Board of Public Utilities duly granted in its Docket No. EF97050362, dated June 30, 1997, which order remains in full force and effect, no approval or other action by any governmental authority or agency within the State of New Jersey is required in connection with the execution and delivery of the Loan Agreement, the Reimbursement Agreement, the Remarketing Agreement and the Reoffering Agreement, and performance by the Company of its obligations thereunder.

The opinion set forth in paragraph 3 is subject to the following limitations and qualifications:

(a) I express no opinion as to:

(i) restrictions upon assignments of a party’s rights under the Agreement; or

(ii) provisions requiring amendments and waivers to be in writing and provisions making notices effective even if not actually received.

(b) No opinion is being expressed herein on any provision relating to indemnification or contribution in connection with securities laws or relating to indemnification, conditions of exculpation in connection with willful, reckless, or criminal acts or negligence of the indemnified person or entity or the person or entity receiving indemnification or contribution.

This opinion is given as of the date and time of delivery hereof solely in connection with settlement of the sale of the Bonds on the date hereof and no opinion is expressed as to any matter not explicitly set forth in the numbered paragraphs herein.  I assume no obligation to update or supplement this opinion to reflect any facts or

June 24, 2009

circumstances that may hereafter come to my attention or any changes in laws which may hereafter occur.

I am a member of the Bar of the State of New Jersey, and I express no opinion herein as to any law other than the laws of the State of New Jersey.

The opinions contained herein are rendered solely for your benefit and may not be relied on by any other person, except that I hereby authorize Dewey & LeBoeuf LLP, in connection with rendering its opinion to you on the date hereof relating to the remarketing of the Bonds, to rely on such opinions with respect to matters governed by the laws of the State of New Jersey.  The opinions expressed in this letter are limited to the matters set forth herein, and no opinion should be inferred beyond those opinions expressly stated.  I assume no obligation to advise you of any facts that come to my attention, or any changes in law, subsequent to the date hereof.

Very truly yours,

Philip J. Passanante

Exhibit E

[LETTERHEAD OF COVINGTON & BURLING LLP]

June 24, 2009

Morgan Stanley & Co. Incorporated
1221 Avenue of the Americas, 30th Floor
New York, New York  10020

Ladies and Gentlemen:

We are special counsel to Atlantic City Electric Company (the “Company”) and are rendering this opinion pursuant to Section 4(a)(ii)(A)(iv) of the Reoffering Agreement, dated June 23, 2009 (the “Reoffering Agreement”), between the Company and Morgan Stanley & Co. Incorporated, as remarketing agent under the Indenture (as hereinafter defined), relating to the remarketing of $4,400,000 aggregate principal amount of Pollution Control Revenue Refunding Bonds, 1997 Series B (Atlantic City Electric Company Project) (the “Bonds”) of The Pollution Control Financing Authority of Salem County (the “Authority”).  Terms used herein and not defined have the meanings provided therefor in the Reoffering Agreement.

The Bonds were issued pursuant to a Trust Indenture, dated as of July 1, 1997, between the Authority and The Bank of New York Mellon, as successor trustee (the “Trustee”).  In connection with the remarketing of the Bonds, the Authority and the Trustee have entered into an Amended and Restated Trust Indenture, dated as of June 22, 2009 (the “Indenture”).  The Authority loaned the proceeds of the Bonds to the Company pursuant to a Pollution Control Facilities Loan Agreement, dated as of July 1, 1997, between the Authority and the Company (the “Original Loan Agreement”).  The Original Loan Agreement was amended by an Amendment No. 1 to Pollution Control Facilities Loan Agreement, dated as of June 22, 2009 (the Original Loan Agreement, as so supplemented, the “Loan Agreement”).

In connection with the remarketing of the Bonds, The Bank of New York Mellon (the “Bank”) issued and delivered to the Trustee an irrevocable Letter of Credit  (the “Letter of Credit”), which permits the Trustee to draw upon such Letter of Credit for payment of the principal or purchase price of, and interest on, the  Bonds pursuant to the terms and subject to the conditions set forth in the Indenture and in a Letter of Credit and Reimbursement Agreement, dated as of June 24, 2009, by and between the Bank and the Company (the “Reimbursement Agreement”).

We have reviewed:

(i)           the Reoffering Agreement;

(ii)           the Reoffering Circular, dated June 16, 2009, including the Appendices thereto and the documents incorporated therein by reference (collectively, the “Reoffering Circular”), for the remarketing and sale of the Bonds;

June 24, 2009

(iii)           the Loan Agreement;

(iv)           a copy of the Pollution Control Note evidencing the Company’s obligation to repay the loan provided to the Company by the Authority under the Loan Agreement;

(v)            the Indenture;

(vi)    the Remarketing Agreement for the Bonds, dated as of July 30, 1997, as amended by Amendment No. 1 to Remarketing Agreement, dated as of June 22, 2009  (the remarketing agreement, as so amended, the “Remarketing Agreement”);

(vii)           a facsimile copy of the Bonds provided by the Trustee;

(viii)          the Letter of Credit; and

(ix)             the Reimbursement Agreement.

We also have reviewed such corporate records, certificates and other documents and such questions of law, as we have deemed necessary or appropriate for the purposes of rendering this opinion.

We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.  We have assumed further that (i) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, has all requisite power, authority and legal right, to execute, deliver and perform its obligations under the Loan Agreement, the Reimbursement Agreement, the Remarketing Agreement and the Reoffering Agreement and has obtained all authorizations and approvals of governmental authorities necessary therefor, and (ii) the Loan Agreement, the Reimbursement Agreement, the Remarketing Agreement and the Reoffering Agreement have been duly authorized, executed and delivered by the Company (except to the extent that the execution and delivery thereof is governed by the laws of the State of New York).

We have made no investigation for the purpose of verifying the assumptions set forth herein.

Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that:

1.           The Loan Agreement, the Reimbursement Agreement, the Remarketing Agreement and the Reoffering Agreement have been duly executed and delivered by the Company (insofar as the validity of such execution and delivery is governed by the laws of the State of New York).

June 24, 2009

2.           The statements contained in the Reoffering Circular under the captions “THE BONDS,” “THE LETTERS OF CREDIT,” “THE AGREEMENTS AND THE NOTES” and “THE INDENTURES,” insofar as such statements constitute summaries of the provisions of the Indenture, the Letter of Credit, the Reimbursement Agreement and the Loan Agreement described therein, are accurate in all material respects and fairly summarize the matters referred to therein.

3.           The Company is not an “investment company” under the Investment Company Act of 1940, as amended.

4.           The offer and resale of the Bonds by the Company in accordance with the Reoffering Agreement does not require registration under the Securities Act of 1933, as amended.  In expressing this opinion, we have assumed, with your permission, and without having conducted any independent investigation or analysis with respect to the matter, that the Bonds have been duly and validly issued and that the interest thereon is not includable (with only the limited exceptions expressly set forth in the opinions of bond counsel referred to below) in the gross income of the owners thereof for United States federal income tax purposes.  We note that (i) in connection with the initial issuance of the Bonds Parker McCay P.A. (formerly known as Parker, McCay & Criscuolo, P.A.), as bond counsel, issued an opinion dated as of July 30, 1997, regarding, among other things,  (A) the United States federal income tax treatment of the interest on the Bonds and (B) the valid issuance of the Bonds by the Authority and (ii) you have received an opinion from Parker McCay P.A., as bond counsel, of even date herewith, regarding the United States federal income tax treatment of the interest on the Bonds after giving effect to: (1) the execution and delivery of the Indenture, (2) the execution and delivery of the Loan Agreement, (3) the termination on June 22, 2009 of the financial guaranty insurance policy previously issued by MBIA Insurance Corporation for the benefit of the holders of the Bonds, (4) the termination of the Standby Bond Purchase Agreement, dated as of July 30, 1997, among the Company, the banks party thereto and The Bank of New York Mellon (formerly known as The Bank of New York), as agent, with respect to the Bonds and (5) the execution of the Letter of Credit with respect to the Bonds.

In accordance with our understanding with the Company as to the scope of our services in connection with the remarketing of the Bonds, as special counsel to the Company, we reviewed the Reoffering Circular and participated in discussions with your representatives and those of the Company, your counsel and the Company’s accountants.  On the basis of the information which was reviewed by us in the course of the performance of the services referred to above, considered in the light of our understanding of the applicable law and the experience we have gained through our practice under the federal securities laws, we confirm to you that nothing came to our attention in the course of such review which has caused us to believe that the Reoffering Circular as of its date contained, or as of the date hereof contains, any untrue statement of a material fact or omitted or omits to state a material fact necessary to make the

June 24, 2009

statements therein, in the light of the circumstances under which they were made, not misleading.

The limitations inherent in the independent verification of factual matters and the character of determinations involved in the preparation of the Reoffering Circular are such, however, that we do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Reoffering Circular (except as set forth in paragraph 2).  Also, we do not express any opinion or belief as to (i) the financial statements, including the notes thereto, the financial schedules and the other financial and statistical data included in the Reoffering Circular and (ii) any of the information in the following sections of the Reoffering Circular:

•	The sections of the Reoffering Circular headed:

o	“THE AUTHORITY,”

o	“THE BONDS --Book-Entry-Only System,” and

o	“TAX MATTERS” (or any other information in the Reoffering Circular relating to the status of interest on the Bonds for tax purposes).

•	The information included in Appendix B of the Reoffering Circular.

•	The information included in Appendix C of the Reoffering Circular.

We do not express any opinion on any laws other than the laws of the State of New York and the federal securities laws of the United States.

This opinion is given solely for your benefit in your capacity as Remarketing Agent and may not be relied upon by any other person without our written consent.  This opinion may not be disclosed to any other person without our written consent.

Very truly yours,

Exhibit F

[LETTERHEAD OF PILLSBURY WINTHROP SHAW PITTMAN LLP]

June 24, 2009

To the parties listed on
Schedule I hereto

Re:	The Pollution Control Financing Authority of Salem County $4,400,000 Pollution Control Revenue Refunding Bonds 1997, Series B (Atlantic City Electric Company Project)

Ladies and Gentlemen:

We have acted as special counsel to The Bank of New York Mellon (the “Bank”) in connection with the Letter of Credit and Reimbursement Agreement, dated as of June 24, 2009, by and between Atlantic City Electric Company and the Bank (the “Agreement”), pursuant to which the Bank has agreed issue a letter of credit in the form of Exhibit A (the “Letter of Credit”) thereto in support of the subject bonds (the “Bonds”).  The definitions of terms set forth in the Agreement apply to terms that are used without definition herein.

On the basis of the assumptions and subject to the qualifications and limitations set forth below, we are of the opinion that:

1.           The Bank is a banking corporation duly incorporated and validly existing under the laws of the State of New York.

2.           The Bank has the corporate power and authority to execute and deliver, and perform its obligations under, each of the Agreement and the Letter of Credit.

3.           The Bank has taken all requisite corporate action to authorize the execution and delivery by the Bank of each of the Agreement and the Letter of Credit and the performance by the Bank of its obligations under each of the Agreement and the Letter of Credit.

4.           The Agreement and the Letter of Credit have been executed and delivered on behalf of the Bank by a duly authorized officer of the Bank.

5.           Each of the Agreement and the Letter of Credit is the legal, valid and binding obligation of the Bank, enforceable against the Bank in accordance with its terms.

6.           The statements made in the Remarketing Circular in the section captioned “THE LETTERS OF CREDIT”, insofar as they purport to constitute a summary of certain of the provisions of the Agreement and the Letter of Credit described therein, constitute an accurate summary of such provisions in all material respects.

June 24, 2009

7.           The issuance of the Letter of Credit by the Bank to the Trustee does not require registration under the Securities Act of 1933.

Our opinion is based on the procedures and assumptions, and subject to the qualifications and limitations, set forth below:

(a)           Our opinion is limited to the law of the State of New York and the Federal law of the United States in effect on the date hereof.

(b)           We have examined and reviewed originals, or copies of originals certified, conformed or otherwise identified to our satisfaction, of such agreements, documents and records as we have considered relevant and necessary as a basis for this opinion.

(c)           We have assumed the accuracy and completeness of all, and the authenticity of all original, certificates, agreements, documents, records and other materials submitted to us, the conformity with the originals of any copies submitted to us, the genuineness of all signatures (other than those of the Bank) and the legal capacity of all natural persons.

(d)           We have assumed that (i) the execution and delivery of, and the performance of its obligations under, the Agreement and the Letter of Credit by the Bank do not and will not (A) require any authorization, consent, approval, license, franchise, ruling, tariff, rate, permit, certificate, exemption of, or filing or registration with, any governmental unit, agency, commission, department or other authority having jurisdiction over the Bank (other than an authorization, consent, approval, license, franchise, ruling, tariff, rate, permit, certificate, exemption, filing or registration generally required under the law to which our opinion is limited in paragraph (a) above with respect to New York banking corporations entering into transactions that are similar in nature to the execution, delivery and performance of its obligations under the Agreement and the Letter of Credit by the Bank) or (B) violate or conflict with, result in a breach of, or constitute a default under, (1) any agreement or instrument to which the Bank or any of its affiliates is a party or by which the Bank or any of its affiliates or any of their respective properties may be bound, (2) any authorization, consent, approval, license, franchise, ruling, tariff, rate, permit, certificate, exemption of, or filing or registration with, any governmental unit, agency commission, department or other authority having jurisdiction over the Bank that may be applicable to the Bank or any of its affiliates or any of their respective properties (other than an authorization, consent, approval, license, franchise, ruling, tariff, rate, permit, certificate, exemption of, or filing or registration with any governmental unit, agency commission, department or other authority having jurisdiction over the Bank required for the execution and delivery of, and performance of its obligations under, the Agreement and the Letter of Credit under the law to which our opinion is limited in paragraph (a) above as such law applies to New York state banking corporations entering into transactions that are similar in nature to the execution, delivery and performance of its obligations under the Agreement and the Letter of Credit by the Bank), (3) any order, decision, judgment or decree that may be applicable to the Bank or any of its affiliates or any of their respective properties or (4) any law, rule, regulation, order, decree or other

June 24, 2009

requirement having the force of law relating to the Bank (other than the law to which our opinion is limited in paragraph (a) above); (ii) the Agreement constitutes the valid, legally binding and enforceable obligation of the parties thereto under all laws, rules, regulations, orders, decrees or other requirements having the force of law applicable to such parties (other than, in the case of the Bank, the law to which our opinion is limited in paragraph (a) above); and (iii) there are no agreements or understandings between the parties not set forth in the Agreement and the Letter of Credit that would modify the terms of the Agreement and/or the Letter of Credit, as applicable or the rights and obligations of the parties thereunder.

(e)           Our opinion in paragraph 5 above with respect to the validity and enforceability of the obligations of the Bank under the Agreement and the Letter of Credit is subject to the effect of (i) applicable insolvency, reorganization, moratorium, receivership, conservatorship, fraudulent conveyance and other similar laws affecting creditors’ rights generally as such laws would apply in the event of an insolvency, reorganization, moratorium, receivership, conservatorship or similar occurrence with respect to the Bank, (ii) general equitable principles, (iii) requirements of reasonableness, good faith and fair dealing, (iv) in the case of waivers and exculpatory provisions, public policy, and (v) in the case of restrictions on, or remedies in the event of, assignment or transfer of rights or interests in the creation, attachment, perfection or enforcement of security interests, Sections 9-406 and 9-408 of the Uniform Commercial Code as in effect on the date hereof in the State of New York.

(f)           We express no view as to whether the statements as to which our opinion in paragraph 6 relates summarize all of the material provisions of the Agreement and the Letter of Credit or as to the completeness of any such summary.

This opinion is intended for the sole benefit of the addressees hereof and no other Person shall be entitled to rely hereon for any purpose.  In addition, we disclaim any responsibility to update this opinion for changes in fact, law or otherwise.

Very truly yours,

Exhibit F

SCHEDULE I
to
Pillsbury Winthrop Shaw Pittman LLP Opinion

The Pollution Control Financing Authority of Salem County
94 Market Street
Salem, New Jersey 08079

Atlantic City Electric Company
701 Ninth Street, N.W.
Washington, D.C. 20068

Morgan Stanley & Co. Incorporated
1221 Avenue of the Americas, 30th Floor
New York, New York 10020

Moody’s Investors Service, Inc.
New York, New York

Standard & Poor’s Ratings Services
a division of the McGraw-Hill Companies, Inc.
New York, NY

The Bank of New York Mellon
New York, NY

Sch-1